FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE DECLARES QUARTERLY DIVIDEND

BLOOMFIELD HILLS, MI, May 10, 2011 – Penske Automotive Group, Inc. (NYSE:PAG), an international automotive retailer, today announced that its Board of Directors has declared a cash dividend of $0.07 per share payable on June 3, 2011, to shareholders of record on May 20, 2011.

“The decision to declare the cash dividend exhibits the Board of Directors’ confidence in the improved cash flow generation and financial position of the Company,” said Penske Automotive Chairman Roger Penske.  “Additionally, this action reflects the resilience of the Company’s business model and our proven ability to execute in a difficult operating environment.”

About Penske Automotive
Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 326 retail automotive franchises, representing 39 different brands and 26 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 172 franchises in 17 states and Puerto Rico and 154 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 1000 and has approximately 14,500 employees.

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding PAG. Actual results may vary materially because of risks and uncertainties, including adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to the earthquake in Japan in March 2011, as well as external factors such as macro-economic factors, interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about PAG’s business, markets, conditions and other uncertainties, which could affect PAG’s future performance, which are contained in the Company’s Form 10-K for the year ended December 31, 2010, and its other filings with the Securities and Exchange Commission and which are incorporated into this press release by reference. This press release speaks only as of its date, and Penske Automotive Group, Inc. disclaims any duty to update the information herein.

Inquiries should contact:

David K. Jones Executive Vice President Finance and Chief Financial Officer Penske Automotive Group, Inc. dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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